Exhibit 99.2

Avocent Reports Record Fourth Quarter and Full Year 2008 Revenue

Led by LANDesk’s 31% Revenue Growth and 21% Operating Margin

HUNTSVILLE, Ala.--(BUSINESS WIRE)--January 28, 2009--Avocent Corporation (NASDAQ: AVCT) today reported record revenues for both the fourth quarter and year ended December 31, 2008. Net sales rose 12% to a fourth quarter record of $173.5 million compared with $155.4 million in the fourth quarter of 2007. Net sales for 2008 increased 9% to a record $657.1 million from $600.9 million in 2007.

“Avocent’s fourth quarter sales benefited from double digit growth of branded products in all major markets. Management Systems and LANDesk exhibited strong growth and both benefited from the contributions of Touchpaper and Ergo acquisitions closed in the third quarter,” stated Mike Borman, CEO of Avocent Corporation. “Our revenue for the fourth quarter was adversely impacted by approximately $6 million due to currency exchange rate changes, particularly related to the Euro and the British pound.”

“Our LANDesk sales rose 31% to $41.6 million on solid growth from domestic and international customers, higher contract renewal rates and the contribution from Touchpaper. Our LANDesk products continue to gain market share due to their compelling ROI argument. LANDesk contributed $8.5 million in operating profit and an operating margin of 21% in the fourth quarter, up substantially from 8% in the fourth quarter of 2008.”

“Management Systems (MS) branded sales showed double digit growth with strong growth year over year in government sales. Continued softness in the U.S. economy and lower server sales caused our OEM sales in the U.S. to decline. As a result, MS sales were up 7% to $127.4 million.

“Our growth strategy remains focused on delivering more value through software and solutions that lowers the cost of managing technology and infrastructure any place in the world,” continued Mr. Borman. “We announced the Avocent Management Platform (AMP) last year and launched our first AMP-based products in the fourth quarter. This new platform holds the promise of extending our solutions to improve the management and efficiency of IT assets. We are also pleased with the contributions from our two recent acquisitions. The Touchpaper and Ergo acquisitions generated a combined revenue of $15.2 million in the fourth quarter.”

Fourth Quarter Results

Fourth quarter 2008 operational net income, which is income prior to intangible amortization, restructuring, retirement, and integration costs, and stock compensation expenses, increased to $27.7 million, or $0.61 per diluted share, compared with operational net income of $27.5 million, or $0.55 per diluted share, in the fourth quarter of 2007. (See “Use of Non-GAAP Financial Measures” discussion below.) The growth in operational net income was attributable to increased sales and lower expenses as a percentage of revenue compared with the fourth quarter of 2007. “During the fourth quarter, we began to realize the benefits of the restructuring and integration initiatives we announced earlier in 2008, cost savings from redesigning our supply chain, and other cost reduction efforts and overall lower tax rates from our new Singapore operations center,” stated Mr. Borman.

GAAP net income for the fourth quarter of 2008 was $10.3 million, or $0.23 per diluted share, compared with GAAP net income of $14.1 million, or $0.28 per diluted share, in the fourth quarter of 2007. Net adjustments to reconcile operational net income to GAAP net income were $17.3 million in the fourth quarter of 2008, including $13.2 million in intangible amortization, $1.9 million in restructuring, retirement and integration expenses, and $7.8 million in stock compensation expenses, net of $5.6 million in tax benefits. Net adjustments to reconcile to GAAP net income were $13.4 million in the fourth quarter of 2007, including $10.8 million in intangible amortization and $4.6 million in stock compensation expenses, net of $2.0 million in tax benefits.

Total branded product sales increased 17% to $117.8 million from the fourth quarter of 2007 and accounted for 68% of total fourth quarter 2008 sales, up from 65% in the fourth quarter of 2007. OEM sales totaled $55.7 million and accounted for 32% of total fourth quarter 2008 sales, compared to $55.1 million in the fourth quarter of 2007. In the fourth quarter of 2008, U.S. sales increased 11% to $84.6 million and international sales rose 12% to $88.9 million compared with the fourth quarter of 2007.

Operational gross profit for the fourth quarter of 2008 rose 11% to $113.5 million compared with $102.4 million in the fourth quarter of 2007. This increase in gross profit from last year was due to higher sales in 2008. Gross margin was 65.4% in the fourth quarter of 2008 compared with 65.9% in the fourth quarter of 2007, due to the inclusion of lower gross margin product revenues from the Ergo acquisition.

Research and development expenses were $22.8 million (excluding stock-based compensation of $1.8 million), or 13.2% of sales, compared with $21.7 million (excluding stock-based compensation of $1.4 million), or 13.9% of sales, in the fourth quarter of 2007.

“R&D expenses are up from last year due to our focus on developing the AMP and new products that will provide solid paybacks,” continued Mr. Borman. “We launched Avocent’s MergePoint Infrastructure Explorer (“AMIE”) in late December. We expect AMIE to provide new capabilities to IT managers to design and graphically map and model their datacenters on a machine-by-machine basis in data center planning and power monitoring.”

Selling, general and administrative expenses increased to $56.6 million (excluding stock-based compensation of $5.4 million), or 32.6% of sales, compared with $52.0 million (excluding stock-based compensation of $2.9 million), or 33.4% of sales in the fourth quarter of 2007. SG&A expenses increased in the second half of 2008 as a result of new personnel from the Ergo and Touchpaper acquisitions and expansion of our LANDesk sales team.

Avocent’s cash flow from operations was $31 million for the fourth quarter. At the end of the fourth quarter, Avocent’s cash and cash equivalents totaled approximately $127 million. Diluted weighted average shares outstanding declined 9% over the prior year to 45.7 million in the fourth quarter of 2008. Avocent repurchased approximately 200,000 shares during the fourth quarter of 2008.

Fourth Quarter Business Unit Results

Revenue from the Management Systems business unit increased to $127.4 million in the fourth quarter of 2008 compared with $119.1 million in the fourth quarter of 2007, while operating profit from this unit increased to $31.9 million in the fourth quarter of 2008, compared with $31.5 million in the fourth quarter of 2007. The increase in revenue was primarily associated with the addition of $8.8 million in Ergo product sales.

Revenue from LANDesk increased 30.7% to $41.6 million in the fourth quarter of 2008, including $6.4 million from Touchpaper, compared with $31.8 million in the fourth quarter of 2007. Operating profit more than tripled to $8.5 million compared with $2.5 million in the fourth quarter of 2007. The growth in LANDesk’s operating profit benefited from the increase in higher margin product sales and lower operating costs as a percentage of revenues in 2008 than the same period of 2007. LANDesk’s costs benefited from sales efficiency initiatives launched in 2008 and improved leverage of research and development expenses.

First Quarter 2009 Outlook

“We are operating in an environment of extremely limited visibility. Even now, the IT budgets and projects of many of our customers worldwide have yet to be finalized. Our outlook for 2009 is very guarded, recognizing the overall forecasted decline in IT spending and server shipments,” stated Avocent’s Chief Financial Officer, Edward Blankenship. “As a result, we continue to take measures to reduce our costs in line with our sales forecast. We took steps in the second half of 2008 to reduce headcount and consolidate certain operations. We have added to these actions in January 2009, to continue to rebalance our R&D investments toward higher growth opportunities and to increase our organizational efficiency.

“Earlier this month we announced internally an additional 8% workforce reduction, or roughly 170 positions. These reductions, which began on January 16, affected positions in the Americas, Europe, and Asia in sales, engineering and administration. We have also suspended merit increases across the company and will continue with the spending constraints we initiated during the fourth quarter of 2008.

“As a result of the workforce reduction action, we estimate we will record pre-tax restructuring charges for severance benefits of approximately $2.6 million and $1.5 million in the first and second quarters of 2009, respectively. We expect annual savings from the workforce reduction to approximate $13 million annually, with $2.4 million coming in Q1.”

Mr. Blankenship continued, “In line with industry-wide reduced forecasts for technology spending and server shipments, we anticipate first quarter 2009 revenues will be in the range of $138 to $146 million. We anticipate gross margins to be approximately 65% to 67% during the first quarter, and we expect operating expenses to be within a range of $73 to $76 million, excluding restructuring and integration expenses. We expect EPS of between 28 and 38 cents. At the midpoint, this would approximate a 6.5% EPS growth year over year.”

Conference Call

Avocent will provide an on-line, real-time webcast and rebroadcast of its fourth quarter results conference call to be held January 28, 2009. The live broadcast will be available on-line at www.avocent.com as well as http://ir.avocent.com/ beginning at 4:00 p.m. Central time. The on-line replay will follow immediately and continue for 30 days.

Use of Non-GAAP Financial Measures

To supplement Avocent’s consolidated financial statements presented in accordance with GAAP, we present investors with certain non-GAAP operational measures, including net sales, gross profit, operating expenses, and the resulting operating income, income before taxes, operational net income, and operational earnings per share, all of which primarily exclude the effects of restructuring and integration costs, amortization related to purchase accounting adjustments, stock-based compensation and acquired in-process research and development expenses. Specifically, we use the following non-GAAP measures:

  The non-GAAP net sales operational measure consists of net sales increased by the pro-forma amortization of deferred revenue of LANDesk at the date of acquisition which was reduced to estimated fair value pursuant to purchase accounting under GAAP. This pro forma amortization ended in the third quarter of 2007.
  The non-GAAP gross profit operational measure consists of the non-GAAP net sales operational measure described above, less cost of sales excluding the impact of stock-based compensation and intangible amortization related to purchase accounting adjustments as they relate to cost of sales.
  The non-GAAP operating expense operational measure consists of GAAP operating expenses, excluding the impact of restructuring and integration costs, stock-based compensation and amortization of intangible assets arising from purchase accounting.
  The non-GAAP operating income operational measure consists of GAAP operating income adjusted for the non-GAAP operational measures described above.
  The non-GAAP net income operational measure consists of GAAP net income, adjusted by the non-GAAP operational measures described above and the tax effects of these non-GAAP operational measures, plus the income tax benefit realized from deducting the amortization of LANDesk goodwill for tax purposes (which is not amortized under GAAP).
  The non-GAAP earnings per share operational measure is calculated by dividing the non-GAAP net income operational measure described above by weighted average basic and diluted shares outstanding.

We believe that excluding amortization associated with purchase accounting adjustments as well as the tax impact of certain purchase accounting elections for prior acquisitions provides important supplemental information and an alternative presentation useful to investors’ understanding Avocent’s core operating results and trends between periods. Not only are these amortization and tax impact adjustments based on amounts assigned in purchase accounting that may have little bearing on present or future replacement costs, but they also are based on management’s estimates of remaining useful lives.

We believe that excluding restructuring and integration costs (which consist primarily of one time severance compensation and related employee benefits) provides important supplemental information and an alternative presentation useful to investors’ understanding Avocent’s core operating results and trends between periods as these costs are not part of our ongoing operating expenses.

Similarly, we believe that excluding stock-based compensation expense provides important supplemental information and an alternative presentation useful to investors’ understanding of our core operating results and trends, especially when comparing those results on a consistent basis to results for previous periods and anticipated results for future periods.

We also believe that, in excluding restructuring and integration costs, stock-based compensation expense and amortization associated with purchase accounting adjustments (together with the related tax effects), our non-GAAP financial measures provide investors with transparency into the information and basis used by management and our board of directors to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, to compare our results of operations on a more consistent basis against that of other companies in making financial and operating decisions, and to establish targets for management incentive compensation.

These non-GAAP operational measures have historically been used as internal operating targets and key performance metrics by Avocent’s senior management and board of directors as they evaluate both the performance of the consolidated financial results as well as those of individual business segments. These non-GAAP operational measures are reviewed individually as well as in total in measuring our performance against internal and external expectations for the period and the expectations for such key non-GAAP operational measures are the basis for any financial guidance provided by management for future periods. We believe that the use of each of these non-GAAP financial measures provides enhanced consistency and comparability with our past financial reports, and also facilitates comparisons with other companies in our industry, many of which use similar non-GAAP financial measures to supplement their GAAP results. We provide this information to investors to enable them to perform additional analyses of past, present and future operating performance, compare us to other companies, and evaluate our ongoing financial operations.

These non-GAAP operational measures are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These operational measures have limitations in that they do not reflect all of the costs or reductions to revenue associated with the operations of our business as determined in accordance with GAAP. In addition, these operational measures may not be comparable to non-GAAP financial measures reported by other companies. As a result, one should not consider these measures in isolation or as a substitute for analysis of Avocent’s results as reported under GAAP. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to operational measures. We expect to continue to incur expenses similar to the non-GAAP adjustments described above, and the exclusion or inclusion of these items from our non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. The non-GAAP operational measures are limited in that they do not include the impact of stock-based compensation expense or amortization of intangible purchase accounting adjustments.

About Avocent Corporation

Avocent delivers IT operations management solutions that reduce operating costs, simplify management and increase the availability of critical IT environments 24/7 via integrated, centralized software. Additional information is available at www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the continued growth of market share by our LANDesk products, the promise of AMP to improve the management and efficiency of IT assets, the capabilities that AMIE provides IT managers, our limited visibility regarding future IT budgets and spending and server shipments, our efforts to reduce our costs in line with our sales forecast, the estimated pre-tax restructuring charges and the estimated annual savings resulting from our restructuring efforts and workforce reductions, our projected range of revenue, gross margins, operating expenses, and operational earnings per share in the first quarter of 2009. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2008. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

AVOCENT CORPORATION GAAP Condensed Consolidated Statements of Income (Unaudited, in thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

Net sales	$ 173,505	$ 155,427	$ 657,134	$ 600,875
Cost of sales(1)(2)	64,686	56,094	243,245	221,855
Gross profit	108,819	99,333	413,889	379,020

Research and development expenses(1)	24,597	23,067	96,723	87,888
Acquired in-process research and development expense	-	-	700	-
Selling, general and administrative expenses(1)	61,972	54,860	234,802	208,783
Restructuring, retirement and integration expenses(1)	2,130	-	15,757	-
Amortization of intangible assets(2)	8,951	8,039	33,074	32,162
Operating income	11,169	13,367	32,833	50,187

Other expense, net	(2,977)	(813)	(4,307)	(4,406)
Income before income taxes	8,192	12,554	28,526	45,781

Provision for income taxes	(2,146)	(1,512)	3,053	(148)
Net income	$ 10,338	$ 14,066	$ 25,473	$ 45,929

Earnings per share:
Basic	$ 0.23	$ 0.29	$ 0.56	$ 0.91
Diluted	$ 0.23	$ 0.28	$ 0.55	$ 0.90

Weighted average shares and common equivalents outstanding:
Basic	44,780	49,311	45,124	50,207
Diluted	45,686	50,207	45,907	51,089

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares pursuant to SFAS 123R.

	For the Three Months Ended		For the Year Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

Cost of sales	$ 419	$ 280	$ 1,218	$ 1,134
Research and development expenses	1,756	1,403	5,634	5,825
Selling, general and administrative expenses	5,374	2,884	14,661	12,683
Restructuring and retirement expenses	210	-	3,209	-
Total stock-based compensation	$ 7,759	$ 4,567	$ 24,722	$ 19,642

(2) Include purchase accounting adjustments amortization of certain intangibles recorded as the result of acquisitions as detailed below. Please reference the reconciliation of GAAP to non-GAAP operational measures for each period included on the following page of this release.

	For the Three Months Ended		For the Year Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

Cost of sales	$ 4,302	$ 2,768	$ 14,054	$ 10,985
Amortization of intangible assets	8,951	8,039	33,074	32,162
Total amortization of intangible assets	$ 13,253	$ 10,807	$ 47,128	$ 43,147

Non-GAAP Operational Measures(3)

	For the Three Months Ended		For the Year Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

Operational net sales	$ 173,505	$ 155,427	$ 657,134	$ 602,749
Operational gross profit	$ 113,540	$ 102,380	$ 429,161	$ 393,013
Operational operating income	$ 34,101	$ 28,741	$ 118,098	$ 114,877
Operational net income	$ 27,650	$ 27,447	$ 90,938	$ 89,813
Operational diluted earnings per share	$ 0.61	$ 0.55	$ 1.98	$ 1.76

(3) See reconciliation of GAAP to Non-GAAP operational measures included on the following page of this release.

AVOCENT CORPORATION Reconciliation of GAAP to Non-GAAP Operational Measures (Unaudited, in thousands, except per share data)

				Restructuring,
	GAAP		Purchase	Retirement	Non-GAAP
	Financial	Stock-based	Accounting	& Integration	Operational
	Measures	Compensation(1)	Adjustments(2)	Expenses	Measures
For the Three Months Ended December 31, 2008

Operational net sales	$ 173,505	-	-	-	$ 173,505
Operational gross profit	$ 108,819	419	4,302	-	$ 113,540
Operational operating income	$ 11,169	7,759	13,253	1,920	$ 34,101
Operational net income(3)	$ 10,338	6,904	8,699	1,709	$ 27,650
Operational diluted earnings per share(3)	$ 0.23	0.15	0.19	0.04	$ 0.61

For the Three Months Ended December 31, 2007

Operational net sales	$ 155,427	-	-	-	$ 155,427
Operational gross profit	$ 99,333	280	2,767	-	$ 102,380
Operational operating income	$ 13,367	4,567	10,807	-	$ 28,741
Operational net income	$ 14,066	4,578	8,803	-	$ 27,447
Operational diluted earnings per share	$ 0.28	0.09	0.18	-	$ 0.55

For the Year Ended December 31, 2008

Operational net sales	$ 657,134	-	-	-	$ 657,134
Operational gross profit	$ 413,889	1,218	14,054	-	$ 429,161
Operational operating income	$ 32,833	24,722	47,995	12,548	$ 118,098
Operational net income(3)	$ 25,473	19,757	35,680	10,028	$ 90,938
Operational diluted earnings per share(3)	$ 0.55	0.43	0.78	0.22	$ 1.98

For the Year Ended December 31, 2007

Operational net sales	$ 600,875	-	1,874	-	$ 602,749
Operational gross profit	$ 379,020	1,134	12,859	-	$ 393,013
Operational operating income	$ 50,188	19,642	45,047	-	$ 114,877
Operational net income	$ 45,929	15,969	27,915	-	$ 89,813
Operational diluted earnings per share	$ 0.90	0.31	0.55	-	$ 1.76

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares pursuant to SFAS 123R.

(2) Includes purchase accounting adjustments related to amortization of intangibles, the write-off of acquired in-process research and development expenses, and amortization of the fair-value adjustments to deferred revenue and the tax effects of these adjustments.

(3) Operational income tax expense includes benefit of $1,440 and $1,235 for the three months ended December 31, 2008 and December 28, 2007, respectively. Operational income tax expense includes benefit of $5,775 and $4,817 for the years ended December 31, 2008 and December 31, 2007, respectively. The tax benefit relates to the deduction of amortization of LANDesk goodwill for tax purposes, which is not amortized for GAAP.

AVOCENT CORPORATION Condensed Consolidated Balance Sheets (Unaudited, in thousands)

	December 31,	December 31,
	2008	2007

Cash, cash equivalents and short-term investments	$ 126,858	$ 111,126
Accounts receivable, net	122,133	109,851
Inventories, net	31,516	30,103
Other current assets	17,490	15,198
Deferred income tax	6,885	3,094
Total current assets	304,882	269,372

Property and equipment, net	38,197	37,298
Goodwill	616,326	584,949
Intangible assets, net	180,276	167,982
Deferred tax asset	10,873	16,131
Other assets	3,616	2,701
Total assets	$ 1,154,170	$ 1,078,433

Accounts payable and other accrued expenses	$ 48,460	$ 45,103
Income tax payable	11,678	14,950
Deferred revenue	66,248	54,738
Other current liabilities	42,027	30,630
Total current liabilities	168,413	145,421

Long-term debt	170,000	95,000
Deferred revenue, net of current portion	9,572	11,325
Other non-current liabilities	4,028	1,025
Total liabilities	352,013	252,771

Total stockholders' equity	802,157	825,662

Total liabilities and stockholders' equity	$ 1,154,170	$ 1,078,433

AVOCENT CORPORATION Additional Operational Financial Information (Unaudited, in thousands)

	Quarter Ended		Year Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Revenue by Distribution Channel
Branded	$ 117,804	$ 100,344	$ 442,951	$ 395,734
OEM	55,701	55,083	214,183	207,015
Total	$ 173,505	$ 155,427	$ 657,134	$ 602,749

Revenue by Business Unit
Management Systems	$ 127,418	$ 119,139	$ 497,852	$ 470,719
LANDesk	41,598	31,836	144,192	111,901
Other business units	3,743	3,739	12,304	15,527
Corporate and unallocated	746	713	2,786	4,602
Total	$ 173,505	$ 155,427	$ 657,134	$ 602,749

Management Systems Revenue by Product Line
KVM	$ 87,594	$ 90,214	$ 355,944	$ 359,131
Serial Management	11,697	12,178	51,269	49,603
Embedded Software and Solutions	8,181	8,846	35,162	32,983
Other	19,946	7,901	55,477	29,002
Total	$ 127,418	$ 119,139	$ 497,852	$ 470,719

LANDesk Revenues by Type
Licenses and royalties	$ 21,057	$ 19,078	$ 78,976	$ 65,995
Maintenance and services	20,541	12,758	65,216	45,911
Total	$ 41,598	$ 31,836	$ 144,192	$ 111,906

Operating Profit by Business Unit
Management Systems	$ 31,878	$ 31,493	$ 129,293	$ 136,797
LANDesk	8,547	2,517	20,708	3,978
Other business units	(244)	(2,364)	(4,308)	(11,721)
Corporate and unallocated	(6,080)	(2,905)	(27,595)	(14,177)
Total	$ 34,101	$ 28,741	$ 118,098	$ 114,877

Cash Flow Highlights
Cash provided by operations	$ 31,090	$ 41,002	$ 97,251	$ 139,886
Depreciation expense	$ 2,209	2,458	$ 9,236	9,690
Capital expenditures	$ 3,279	1,998	$ 10,052	9,025
Purchase of treasury shares	$ 2,959	50,590	$ 67,408	77,059

CONTACT:
Avocent Corporation
Edward H. Blankenship
Senior Vice President of Finance and Chief Financial Officer
256-217-1301
or
Robert Jackson
Director of Investor Relations
256-261-6482